Exhibit 4.3

EXECUTION COPY

RAFAELLA APPAREL GROUP, INC.,

as Issuer,

THE GUARANTORS NAMED THEREIN

and

THE BANK OF NEW YORK,

as Trustee and as Collateral Agent

--------------------------------

First Supplemental Indenture

Dated as of July 12, 2006

to

Indenture

Dated

as of June 20, 2005

--------------------------------

FIRST SUPPLEMENTAL INDENTURE, dated as of July 12, 2006 (this “First Supplemental Indenture”), by and among RAFAELLA APPAREL GROUP, INC., a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture (as hereinafter defined)) and THE BANK OF NEW YORK, a New York banking corporation, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

WHEREAS, the Company, the Guarantors and the Trustee executed and delivered an Indenture, dated as of June 20, 2005 (the “Indenture”), providing for the issuance of 11 1/4% Senior Secured Notes due 2011 (the “Notes”);

WHEREAS, there are now outstanding under the Indenture, Notes in the principal amount of $172,000,000;

WHEREAS, Section 9.01 of the Indenture provides that the Company, the Guarantors and the Trustee may amend, modify, waive or supplement provisions of the Indenture without the consent of any holders to, among other things, cure any defect in the Indenture;

WHEREAS, the Company, the Guarantors and the Trustee desire to amend the definition of “Applicable Premium” set forth in Exhibits A-1 and B-2 of the Indenture; and

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this First Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.

NOW THEREFORE, in consideration of the above premises, it is mutually covenanted and agreed, for equal and proportionate benefit of all holders of Notes, as follows:

ARTICLE ONE

Amendments to the Indenture

Section 1.1             Amendments to Exhibit A-1 and Exhibit B-1.

                (a)           The definition of the term “Applicable Premium” in Exhibit A-1 of the Indenture is hereby amended by deleting the reference therein to “100%” and substituting in lieu thereof “1.00%”.

                (b)           The definition of the term “Applicable Premium” in Exhibit B-1 in the Indenture is hereby amended by deleting the reference therein to “100%” and substituting in lieu thereof “1.00%”.

ARTICLE TWO

Miscellaneous

Section 2.1             Instruments to be Read Together.  This First Supplemental Indenture is an indenture supplemental to the Indenture, and said Indenture and this First Supplemental Indenture shall henceforth be read together.

Section 2.2             Confirmation.  The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

Section 2.3             Terms Defined.  Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

Section 2.4             Headings.  The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.5             Governing Law.  The laws of the State of New York, without regard to the principles of conflicts of law, shall govern this First Supplemental Indenture.

Section 2.6             Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.7             Effectiveness.  The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.01 of the Indenture.

Section 2.8             Certain Duties and Responsibilities of the Trustee.  In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.  The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

Section 2.9             Trustee Documents.  On or before the date hereof, the Company shall deliver to the Trustee pursuant to the Indenture, (a) an Officers’ Certificate and (b) an Opinion of Counsel, in each case related to the execution of this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Chad J. Spooner
Name: Chad J. Spooner
Title: CFO

VERRAZANO, INC.

By:	/s/ Chad J. Spooner
Name: Chad J. Spooner
Title: Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/ Beata Hryniewicka
Name: Beata Hryniewicka
Title: Assistant Vice President